Exhibit 99.1

Durable Responses with ADP-A2M4 in Synovial Sarcoma with Confirmed Responses in 44% of Patients and Disease Control Rate of 94% Presented at CTOS

- Data support confidence in SPEARHEAD-1 as a registrational trial -

- Projected to complete recruitment of all patients in Q1 2021 -

- Median duration of response was 28 weeks with ongoing responses beyond 72 weeks in two patients; median overall survival has not been reached –

PHILADELPHIA, Pa. and OXFORDSHIRE, UK., November 19, 2020 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, presented durability of response data from patients with synovial sarcoma from the Phase 1 ADP-A2M4 trial at the virtual Connective Tissue Oncology Society (CTOS) annual meeting. The oral presentation given by Dr. Brian Van Tine of the Washington University School of Medicine is available on-demand for congress attendees. Dr. Van Tine will also participate in a “live stream” session entitled - Immunotherapy in Sarcoma: Alveolar Soft Part Sarcoma, Clear Cell Sarcoma, Synovial Sarcoma (Proffered Papers Panel Discussion) scheduled for 9 AM EST today (November 19).

“The impact on patients treated with ADP-A2M4 is transformative, as they benefit from a durable response from a single treatment. This leads to the highest quality of life I have been able to provide patients with synovial sarcoma after treatment,” said Dr. Brian Van Tine, Associate Professor of Medicine, Division of Oncology, Section of Medical Oncology, Washington University School of Medicine.

“Data from this trial have enabled rapid execution of our pivotal trial, SPEARHEAD-1, and support our aim to commercialize ADP-A2M4 as the first engineered TCR T-cell product in the US in 2022,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer. “However, this is only the beginning of the tremendous potential of our products targeting MAGE-A4. We will rapidly pursue additional indications, starting with the Phase 2 trial in gastroesophageal cancers with ADP-A2M4CD8 expected to initiate in the first half of 2021.”

Data presented at CTOS were updated durability of response and safety data from the 16 patients with synovial sarcoma who were treated in the Phase 1 ADP-A2M4 trial, presented earlier this year at ASCO. The data cut-off for this presentation was September 1, 2020 and results are summarized below:

●	Seven out of 16 patients (44%) had confirmed partial responses (PRs) per RECIST criteria, with disease control in 15 patients (94%)
●	There was a median duration of response of 28 weeks (range: 12-72+ weeks) with two PRs that were ongoing beyond 72 weeks at the time of data cut-off
●	Eleven out of 16 patients were alive at data cut-off and median overall survival had not been reached
●	Translational data indicate that induction of the IFNγ-related pathway by serum analyses is an emerging biomarker of response. MAGE-A4 expression and transduced cell dose correlate with tumor reduction
●	Most adverse events were consistent with those typically experienced by cancer patients undergoing lymphodepletion chemotherapy and cellular therapy including low blood counts and cytokine release syndrome

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

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